Exhibit 99.1
PRESS RELEASE
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PHILIP MORRIS INTERNATIONAL INC. (PMI) HOLDS 2018 ANNUAL MEETING OF SHAREHOLDERS; REVISES, FOR CURRENCY ONLY, 2018 FULL-YEAR REPORTED DILUTED EPS GUIDANCE, REFLECTING EX-CURRENCY GROWTH OF APPROXIMATELY 8% TO 11% VS. 2017 ADJUSTED DILUTED EPS OF $4.72

NEW YORK, May 9, 2018 – Philip Morris International Inc. (NYSE: PM) will host a live audio webcast of its 2018 Annual Meeting of Shareholders at www.pmi.com/2018annualmeeting today at 9:00 a.m. ET. The webcast will be in a listen-only mode. Louis C. Camilleri, Chairman of the Board, will address shareholders and answer questions. André Calantzopoulos, Chief Executive Officer, will give the business presentation, including an overview of PMI’s reduced-risk products business and strategy, particularly in Japan.
PMI revises its 2018 full-year reported diluted EPS guidance, for currency only, to a range of $5.15 to $5.30, representing a projected increase of approximately 33% to 37% versus $3.88 in 2017. This guidance includes a favorable currency impact of approximately $0.06 per share, at prevailing exchange rates, and represents a growth rate, excluding currency, of approximately 8% to 11% compared to adjusted diluted EPS of $4.72 in 2017. This 2018 forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act, and any unusual events.
“Last year, we recorded full-year net revenue growth of 9.4%, excluding currency, driven by higher volume for heated tobacco units and IQOS devices across all IQOS launch markets, coupled with favorable pricing for our combustible tobacco portfolio,” said Mr. Calantzopoulos.
“In 2018, the in-market sales of heated tobacco unit consumables for IQOS are poised to more than double. In fact, IQOS is projected to grow this year in every single market where it has been commercialized – including Japan.”
“Dividend increases will continue to be the primary use of our operating cash flow after capital expenditures. Last September, we increased our annual dividend for the tenth consecutive year since the spin in 2008, representing a total increase of approximately 133% and a compound annual growth rate of 9.8%. We remain steadfast in our commitment to generously reward our shareholders over the long term.”
Final voting results will be included in a Form 8-K that PMI will file with the SEC within the next few days.

An archived copy of the audio webcast of PMI’s Annual Meeting of Shareholders will be available until 5:00 p.m. ET on Thursday, June 7, 2018 at www.pmi.com/2018annualmeeting. Presentation slides and script will also be available at the same website address.
Forward-Looking and Cautionary Statements
The presentation, related discussion and this release contain statements that, to the extent they do not relate strictly to historical or current facts, constitute "forward-looking statements" within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans, estimates and expectations, and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.
The risks and uncertainties relating to the forward-looking statements in the presentation, related discussion and this release include those described under Item 1A. “Risk Factors” in PMI’s Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission. PMI does not undertake to publicly update or revise any forward-looking statements, except in the normal course of its public disclosure obligations.

Philip Morris International: Who We Are
We are a leading international tobacco company engaged in the manufacture and sale of cigarettes and other nicotine-containing products in markets outside the United States of America.  We’re building our future on smoke-free products that are a much better consumer choice than continuing to smoke cigarettes.  Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, we aim to ensure that our smoke-free products meet adult consumer preferences and rigorous regulatory requirements. Our vision is that these products ultimately replace cigarettes to the benefit of adult smokers, society, our company and our shareholders.  For more information, see www.pmi.com and www.pmiscience.com.